Exhibit 4.1

EXECUTION VERSION

AMENDMENT AGREEMENT dated as of May 15, 2012 (this “Amendment”), to the CREDIT AGREEMENT dated as of May 11, 2012 (the “Credit Agreement”), among CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation (the “Borrower”), GOLDMAN SACHS BANK USA, as Administrative Agent, JEFFERIES FINANCE LLC, as Syndication Agent, and the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”).

WHEREAS, the Lenders have agreed to extend credit to the Borrower under the Credit Agreement on the terms and subject to the conditions set forth therein; and

WHEREAS, the Borrower has requested that the Lenders amend the Credit Agreement as contemplated hereby, and the Lenders are willing to amend the Credit Agreement on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, which constitute the Borrower and each Agent Bank and each Lender party to the Credit Agreement on the date hereof, hereby agree as follows:

SECTION 1. Defined Terms.  Capitalized terms used but not otherwise defined herein (including in the recitals hereto) have the meanings assigned to them in the Credit Agreement.

SECTION 2. Amendments to the Credit Agreement.  (a)  Notwithstanding any provision of any Loan Document to the contrary, on the first date on which the conditions precedent set forth in paragraph (c) below have been satisfied (the “Funding Date”), Goldman Sachs Bank USA will, without the consent of any other Lender, any Agent Bank or any other Loan Party, make an additional loan in an amount equal to $666,666,666.67 (such additional loan, the “Goldman Loan”), and Jefferies Finance, LLC will, without the consent of any other Lender, any Agent Bank or any other Loan Party, make an additional loan in an amount equal to $333,333,333.33 (such additional loan, together with the Goldman Loan, the “Additional Loans”).  Upon funding, such Additional Loans shall constitute “Loans” for all purposes under the Loan Documents.

(b)  The Loans made on the Funding Date shall initially be Eurodollar Loans having a one month Interest Period commencing on the Funding Date.  The Borrower hereby elects pursuant to Section 3.3 of the Credit Agreement to convert all other Loans outstanding on the Funding Date to be Eurodollar Loans having a one month Interest Period commencing on the Funding Date (and each Lender hereby waives the notice period required by such Section 3.3), so that all the Loans shall constitute a single Eurodollar Tranche.  Effective upon the making of the Additional Loans on the Funding Date, Schedule 1.1 shall be deemed amended to reflect the Loans held by each Lender on the Funding Date.

(c)  The agreement of each of Goldman Sachs Bank USA, in its capacity as a Lender, and Jefferies Finance, LLC, in its capacity as a Lender, to make the Additional Loans on the Funding Date is subject to the satisfaction of, among other things, the following conditions precedent:

(i)   Reaffirmation Agreement.  The Administrative Agent shall have received a guarantee reaffirmation agreement, in form and substance reasonably satisfactory to it, executed and delivered by each Subsidiary Guarantor.

(ii)   Approvals.  All governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the transactions contemplated hereby and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated hereby.

(iii)   Fees.  The Lenders and the Administrative Agent shall have received all fees and expenses required to be paid hereunder or under the Arranger Letters as a result of the Additional Loans made on the Funding Date, and all expenses of the Administrative Agent and the Arrangers for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Funding Date.  All such amounts will be paid with proceeds of the Additional Loans made on the Funding Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Funding Date.

(iv)   Closing Certificate.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Funding Date, substantially in the form of Exhibit A hereto, with appropriate insertions and attachments.

(v)   Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

    (A)    the legal opinion of Bracewell & Giuliani LLP, counsel to the Borrower and its Subsidiaries, satisfactory in form and substance to the Administrative Agent; and

    (B)    the legal opinion of Commercial Law Group, P.C., counsel to the Borrower and its Subsidiaries, satisfactory in form and substance to the Administrative Agent.

      Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Amendment as the Administrative Agent may reasonably require.

(vi)   Solvency Certificate.  Each of the Lenders shall have received and shall be satisfied with a solvency certificate of a Responsible Officer of the Borrower which shall document the solvency of the Borrower and its subsidiaries after giving effect to the transactions contemplated hereby.

(vii)   Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(viii)   No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(ix)   Revolving Credit Agreement.  No “Default” or “Event of Default” shall have occurred and be continuing under and as defined in the Revolving Credit Agreement on the Funding Date or after giving effect to the Additional Loans to be made on the Funding Date.  The Borrower shall have delivered to the administrative agent under the Revolving Credit Agreement, with a copy to the Administrative Agent, the certificates required to be delivered under Section 7.2(k) of the Revolving Credit Agreement and under the corresponding Section of the Borrower’s Amended and Restated Facility Agreement dated as of February 4, 2011, in connection with the borrowing of the Additional Loans hereunder.

(x)   Master Note.  The Administrative Agent shall have received a replacement Master Note in the amount of $4,000,000,000.

(xi)   Payment of Interest.  The Borrower shall have paid all interest accrued on the Loans made on the Closing Date from the Closing Date through the day immediately preceding the Funding Date (and such payment of interest shall be taken into account in determining the amount of interest payable on the first Interest Payment Date to occur under the Credit Agreement).

The borrowing by the Borrower on the Funding Date shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in paragraphs (vii), (viii) and (ix) of this Section 2(c) have been satisfied.

(d)  In the event that the Funding Date shall not have occurred on or prior to May 18, 2012, this Amendment and the other documents delivered pursuant hereto shall terminate and cease to have any effect.

SECTION 3. Effectiveness.  Subject to Section 2(e) of this Amendment, this Amendment shall become effective on the date (the “Amendment Effective Date”) on which the Administrative Agent shall have received duly executed counterparts hereof that, when taken together, bear the authorized signatures of the Borrower and the Lenders.

SECTION 4. Effect of Amendment.  (a)  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

(b)  On and after the Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Credit Agreement in any other Loan Document shall be deemed to be a reference to the Credit Agreement as amended hereby.  This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

SECTION 5. Applicable Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. Counterparts.  This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which, when taken together, shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic imaging shall be as effective as delivery of a manually executed counterpart of this Amendment.

SECTION 7. Severability.  Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8. Headings.  The Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

SECTION 9. Administrative Agent’s Expenses.  Without limiting the Borrower’s obligations under Section 10.5 of the Credit Agreement, the Borrower agrees to reimburse the Administrative Agent for its reasonable and documented out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ DOMENIC J. DELL'OSSO, JR.
Domenic J. Dell'Osso, Jr.
Executive Vice President and
Chief Financial Officer

GOLDMAN SACHS BANK, USA
as Administrative Agent and as a Lender

By:	/s/ ROBERT EHUDIN
Name: Robert Ehudin
Title: Authorized Signatory

JEFFERIES FINANCE LLC,
as Syndication Agent and as a Lender

By:	/s/ E. J. HESS
Name: E. J. Hess
Title: Managing Director